EXHIBIT 12


                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (amounts in millions)

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

                                                      Three Months Ended         Nine Months Ended
                                                        September 30,              September 30,
                                                  -------------------------  -------------------------
                                                       2001        2000          2001         2000
                                                  ------------ ------------- ----------- -------------
      Earnings
        Income (loss) before income taxes and
          extraordinary items.....................  $  (16.0)   $   80.0      $   19.9     $   147.7


        Adjustments:
          Minority interest in losses of
           consolidated subsidiaries..............     ---         ---           ---          ---
          Undistributed (income) loss of less
           than 50% owned investments.............     ---          ---           ---          ---
          Distributions from less than 50%
           owned investments......................     ---          ---           ---          ---
          Fixed charges...........................    24.3         28.2          72.7         83.3
                                                  ------------ -------------  -----------  ------------

        Earnings..................................     8.3          108.2         92.6         231.0
                                                  ------------ -------------  -----------  ------------


      Fixed charges, including preferred accretion
        Interest expense, including debt discount
          amortization............................   21.9         26.0          66.1         77.7
        Accretion of redeemable convertible
          preferred stock......................       ---          ---           ---          ---
        Amortization/write-off  of debt issuance
          costs.................................      1.0          0.9           2.7          2.7
        Portion of rental expense representative
          of interest factor (assumed to be 33%)      1.4          1.3           3.9          2.9
                                                  ------------ ------------- -----------  ------------

        Fixed charges...........................   $  24.3     $   28.2      $   72.7     $   83.3
                                                  ------------ ------------  -----------  ------------

      Ratio of earnings to fixed charges........      ---          3.8x          1.3x         2.8x
                                                  ============ ============  ===========  ============

      Amount of earnings deficiency for coverage
       of fixed charges.........................   $  16.0     $   ---       $   ---      $   ---

                                                  ============ ============  ===========  ============
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